Merrill Lynch VK Value FDP Fund
July 1, 2007 - September 30, 2007
Transactions Subject to Rule 10F-3

TRADE DATE	FUND NAME	SECURITY	AMOUNT PURCHASED	GROSS SPREAD (%)	% PURCHASED BY SUBADVISER	PRICE

08/09/2007	Merrill Lynch VK Value FDP Fund	Schering-Plough Corp.	10,600	1	4.60%	$27.50